Exhibit 99.1

CohBar Reports First Quarter 2022

Financial Results and Highlights Recent Corporate Progress

Conference call and webcast today at 5:00 p.m. ET, May 16, 2022

MENLO PARK, Calif., May 16, 2022 – CohBar, Inc. (NASDAQ: CWBR), a clinical stage biotechnology company leveraging the power of the mitochondria and the peptides encoded in its genome to develop potential breakthrough therapeutics targeting chronic and age-related diseases, today reported its financial results for the first quarter ended March 31, 2022 and highlighted recent corporate progress.

“I am optimistic about the year ahead and the opportunity we have at CohBar to develop therapies for difficult to treat, multi-factorial diseases. In 2022, we remain focused on execution and with a strong team in place, we are well positioned to advance our mitochondrial programs and deliver on our focused strategy,” stated Dr. Joseph Sarret, Chief Executive Officer. “During the first quarter we made steady progress across key areas of our business. We aligned our resources to focus on three main areas – the advancement of our IPF program toward the clinic, the discovery and development of additional novel peptide families with our Mito+ platform, and securing a potential partner for CB4211.”

Recent Corporate Updates and First Quarter Highlights

●	Expanded Patent Coverage for CB4211: The company announced today that on May 17, 2022 the United States Patent and Trademark Office will issue a patent, U.S. No. 11,332,497, covering methods of use of CB4211, CohBar’s most advanced candidate, for treating obesity. This patent is expected to be eligible for listing in the FDA Orange Book upon approval of CB4211 as a therapeutic for obesity in the United States. Additionally, the company announced progress in its international patent prosecution strategy, with the issuance of a Japanese patent covering CB4211 and related compositions, as well as a CB4211 medicine for treating NASH.

●	Received Extension from Nasdaq to Comply with Listing Requirements: On May 12, the company announced that Nasdaq has granted CohBar’s request for a 180-day extension, to November 7, 2022, to achieve compliance with the $1.00 bid price requirement for continued listing on Nasdaq.

●	Advanced CB5138-3 for Idiopathic Pulmonary Fibrosis (IPF): CohBar is advancing CB5138-3 through IND-enabling studies and is working to optimize drug delivery to increase the likelihood of success in the clinic for this hard-to-treat patient population. CohBar expects to submit an Investigational New Drug Application for this program to the US Food and Drug Administration in the second half of 2023.

●	Increased Investment in Mito+ Platform: CohBar is investing further resources in its novel platform to discover and develop additional peptide families and identify new product candidates. CohBar’s scientific research team is mining the mitochondrial genome to identify the peptide families that show the most promise to treat multi-factorial diseases involving inflammation, fibrosis and/or metabolic dysregulation.

●	Strengthened Leadership with Appointment of Nick Vlahakis, MBBS, as Acting Chief Medical Officer: In March, CohBar announced the appointment of Nick Vlahakis, MBBS as acting Chief Medical Officer. Dr. Vlahakis is an experienced pulmonary and critical care clinician and clinical drug developer, having led molecule development strategy and early and late-stage trials in both large and small companies across a wide range of therapeutic areas, including IPF.

First Quarter 2022 Financial Highlights

●	Cash and Investments: The company had cash and investments of $23.5 million as of March 31, 2022, compared to $26.2 million as of December 31, 2021. The cash burn for the quarter ended March 31, 2022 was approximately $3.1 million.

●	R&D Expenses: Research and development expenses were $1.5 million for the three months ended March 31, 2022, compared to $2.7 million in the prior year quarter. The decrease in research and development expenses was primarily due to lower preclinical and clinical trial costs primarily due to the timing of those expenses.

●	G&A Expenses: General and administrative expenses were $1.7 million for the three months ended March 31, 2022, compared to $1.4 million in the prior year quarter. The increase in general and administrative expenses was primarily due to higher stock-based compensation costs and legal fees associated with protecting the company’s intellectual property portfolio.

●	Net Loss: For the three months ended March 31, 2022, net loss, which included $0.5 million of non-cash expenses, was $3.3 million, or $0.04 per basic and diluted share. For the three months ended March 31, 2021, net loss, which included $0.4 million of non-cash expenses, was $4.0 million, or $0.07 per basic and diluted share.

Details for the Conference Call:

Date: May 16, 2022

Time: 5:00 p.m. ET (2:00 p.m. PT)

Conference Audio

-	Dial-in U.S. and Canada: (877) 451-6152
-	Dial-in International: (201) 389-0879
-	Conference ID No.: 13728737

Webcast

-	A simultaneous webcast of the call will be accessible via the Investors section of the CohBar website at www.cohbar.com.

For individuals participating in the Investor Call or webcast, please call or login to the conference audio approximately 10 minutes prior to its start.

An audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on May 16, 2022, through 11:59 p.m. Eastern Time on June 6, 2022. To access the recording please dial (844) 512-2921 in the U.S. and Canada, or (412) 317-6671 internationally, and reference Conference ID No. 13728737. The audio recording will also be available at www.cohbar.com during the same period.

About CohBar

CohBar (NASDAQ: CWBR) is a clinical-stage biotechnology company leveraging the power of the mitochondria and the peptides encoded in its genome to develop potential breakthrough therapeutics targeting chronic and age-related diseases with limited to no treatment options. CohBar has assembled the leading position in exploring the mitochondrial genome and its utility for the development of novel therapeutics, including world-renowned expertise in mitochondrial biology, a broad intellectual property estate, key opinion leaders and disciplined drug discovery and development processes. CohBar is utilizing its Mito+ platform to identify and develop modified versions of natural peptides called analogs to treat a variety of serious conditions, with a focus on diseases involving inflammation and fibrosis.

For additional company information, please visit www.cohbar.com and engage with us on LinkedIn.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions. Examples of such forward-looking statements include but are not limited to statements regarding ongoing and planned research and development activities, including planned clinical trials, regulatory status and strategies and the timing of announcements and updates relating to our regulatory filings and clinical trials; the ability to provide patent protection for our Mito+ platform; the potential listing of our patents in the FDA’s Orange Book; the ability to remain listed on the Nasdaq Capital Market; expectations regarding the growth of therapies developed from modified mitochondrial peptides as a significant future class of drug products; and statements regarding anticipated therapeutic properties and potential of our mitochondrial peptide analogs and other potential therapies. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include: our ability to successfully advance drug discovery and development programs, including the delay or termination of ongoing clinical trials and the timing of announcements and updates relating to our clinical trials and related data; our possible inability to mitigate the prevalence and/or persistence of the injection site reactions, or the possibility of other developments affecting the viability of CB4211 or CB5138-3 as a clinical candidate or its commercial potential; results that are different from earlier data results including less favorable results that may not support further clinical development; our ability to raise additional capital when necessary to continue our operations; our ability to recruit and retain key management and scientific personnel; the risk that our intellectual property may not be adequately protected; our ability to establish and maintain partnerships with corporate and industry partners; and risks related to the impact on our business of the COVID-19 pandemic or similar public health crises. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities.

Contacts:

Jordyn Tarazi
Director of Investor Relations
CohBar, Inc.
(650) 445-4441
Jordyn.tarazi@cohbar.com

CohBar, Inc.

Condensed Balance Sheets

	As of
	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,563,984	$4,992,145
Investments	21,963,818	21,253,866
Vendor receivable	-	173,499
Prepaid expenses and other current assets	375,381	527,380
Total current assets	23,903,183	26,946,890
Property and equipment, net	228,117	260,612
Intangible assets, net	19,003	19,309
Other assets	76,596	69,620
Total assets	$24,226,899	$27,296,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$640,693	$371,993
Accrued liabilities	136,785	196,020
Accrued payroll and other compensation	446,320	754,314
Note payable, net of debt discount and offering costs of $0 and $8,723 as of March 31, 2022 and December 31, 2021, respectively	-	366,277
Total liabilities	1,223,798	1,688,604

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	-	-
Common stock, $0.001 par value, Authorized 180,000,000 shares; Issued and outstanding 86,981,684 shares as of March 31, 2022 and 86,339,567 as of December 31, 2021	86,982	86,340
Additional paid-in capital	110,911,954	110,255,549
Accumulated deficit	(87,995,835)	(84,734,062)
Total stockholders’ equity	23,003,101	25,607,827
Total liabilities and stockholders’ equity	$24,226,899	$27,296,431

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended March 31,
	2022	2021

Revenues	$-	$-

Operating expenses:
Research and development	1,506,308	2,654,772
General and administrative	1,744,918	1,358,679
Total operating expenses	3,251,226	4,013,451
Operating loss	(3,251,226)	(4,013,451)

Other income (expense):
Interest income	-	3,173
Interest expense	(1,824)	(14,560)
Amortization of debt discount and offering costs	(8,723)	(13,506)
Total other expense	(10,547)	(24,893)
Net loss	$(3,261,773)	$(4,038,344)
Basic and diluted net loss per share	$(0.04)	$(0.07)
Weighted average common shares outstanding - basic and diluted	86,726,347	61,560,279